CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-112457 on Form S-3 of our reports dated March 15, 2005, relating to the consolidated financial statements and financial statement schedule of Mpower Holding Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements in conformity with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”), and management’s report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Mpower Holding Corporation for the year ended December 31, 2004.

Date: March 14, 2005	/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Rochester, New York